Exhibit 99.2

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

January 3, 2008

Joth Ricci

5165 SW Dogwood Place

Portland, OR 97225

Dear Joth:

Re:	Employment Chief Operating Officer, “COO”

I am pleased to offer you the position of COO, for Jones Soda Company, reporting to the Chief Executive Officer. This offer is subject to a background check, as per the company policy.

As a senior leader, your success in the role of COO will be based on your ability to lead and inspire your Jones Soda associates. You will have responsibility for all three Sales groups (CSD, DSD and DTR), Operations, the relationship with National Beverages, the transactional elements of my Jones and interactive and Human Resources Your role is fully encompassing from strategic planning of the direction and initiatives to managing the details of each P&L in your group. Ultimately you are accountable for the quality of the brand value and the achievement of our corporate targets of volume, revenue and profit.

We will draft and agree to a set of goals together but they will include reference to the following: Quality of our people and the quality of their work environment; development of the company’s strategic plan; execution of the plan initiatives; efficient and structured planning between sales, operations, production, in store execution and appropriate measurements; specific volume, revenue and profit targets; achievement of customer goals; achievement of professional, world class respect from our suppliers, distributors and customers; and creating the world’s most creative, innovative performance oriented culture. The COO position does not require that you to move your family to Seattle, however, the role of COO is based in Seattle, Monday thru Friday.

Total travel away from Seattle is expected at a minimum of 1 week per month. Working from home is acceptable on occasion.

Your compensation will be as follows:

Effective start date:	To be agreed upon as per our conversation.

Salary:	Base of $245,000 per annum

Review Period:	There will be a review after the first three months of your employment with quarterly reviews thereafter.

Bonus:	Bonuses will be set annually. Annual bonus will be up to 100% of base salary. Bonuses objective will be agreed upon by the company and the employee no later then 60 days from the start date. The agreed bonus plan is subject to final approval by the compensation committee which is similar to the CFO, and CEO.

Benefits:	Medical and dental coverage for your family under the Jones Soda Co. plan. The Company has its health benefit program through Great West Life and it is a Preferred Network plan. The value of this is estimated at $18,000 per annum.

We will waive the three-month eligibility requirement for the Medical/Dental benefit program so that you can begin on the benefit program as of the date of your employment.

401K Program. The 401K Program the company has established with Great West Life as well.

Car Allowance:	$ 750.00 per month.

Corporate Housing:	Jones will provide you with corporate housing in Seattle. The housing will be similar to other key executives.

Stock Options:	80,000 stock options or a combination of stock grants (stock grants have a different valuation as determined by GAAP and such the amounts granted are lower) to be offered by the company in 30 days from the signing of the offer letter by both parties. All options are subject to the company stock option plan as filed with the Securities and Exchange Commission. You will receive 80,000 stock options and or stock grants annually set within 30 days of the anniversary date of your employment with the Company or in accordance with the setting of options as set by the company.

Vacation:	4 weeks per annum

Severance:	The Company realizes that there may be issues that are out of your control regarding the reporting structure. Therefore the company is prepared to offer a six (6) month severance. The severance requires a minimum of 90 (ninety) days of employment, and or a change in the current reporting structure. In addition the company is prepared to offer the following severance after 12 months of employment.

In the event of a change of control during any period of your employment:

i) 12 months salary and target bonus (paid promptly in a lump sum)

ii) Continuation of benefits for COO and family for 12 months

iii) 100% of your outstanding Stock options and Restricted Stock grants will vest immediately.

No severance or vesting will be provided if you are terminated for cause. Cause is defined as;

(i) conviction of any felony or of a misdemeanor;

(ii) Breach of Jones Soda’s Code of Ethics or Insider Trading Policy or Jones Regulation FD policies, as now in effect or as modified in the future;

(iii) Theft or embezzlement from Jones Soda; or

(vi) Attempt to obstruct or failure to cooperate with any investigation authorized by Jones Soda or any governmental or self-regulatory entity.

You will be required, as a condition of your employment with Jones Soda Co., to sign the company’s Confidentiality Agreement. By signing this letter, you represent that you are under no contractual commitments inconsistent with your obligations to Jones Soda Co. You will also be required to sign, promote and enforce our Code of Conduct.

I look forward to having you on board as one of my most important partners in leading Jones Soda to remarkable success.

If you have any questions on the above, please give me a call at your convenience.

If you are in agreement with the above, please confirm below.

Sincerely,

Jones Soda Co.	Confirmed and agreed:

Per:
Per:

Stephen Jones		Date:
Interim CEO

Finance Approval

CFO:	Date: